Exhibit I
                          SYSTEMS ASSURANCE CORPORATION

                              UNANIMOUS CONSENT OF
                               BOARD OF DIRECTORS
                           IN LIEU OF SPECIAL MEETING

                                  April 1, 1996


The undersigned, being all of the members of the Board of Directors of Systems Assurance Corporation, a Delaware corporation (the "corporation"), in accordance with the provisions of Section 141(f) of the Delaware General Corporation Law, do hereby consent in writing to and adopt the following resolution as if presented to and adopted at a duly called and convened meeting of the Board of Directors of the Corporation.

              RESOLVED, in exchange for certain costs incurred by AAH Development Company, Inc. on behalf of the Corporation, the Corporation hereby authorizes the issuance of 3,500,000 shares of its common stock ($.01 Par Value) in exchange for all shareholder advances existing as at March 31, 1996 in excess of $40,000.

The action taken by the foregoing resolution shall be deemed to have been taken at the offices of the Corporation on the day and year first written above.


/s/ William Chipman
William Chipman


/s/Thomas Petree
Thomas Petree


/s/James Wagner
James Wagner